EXHIBIT 99.1

Manatron Announces its Fourth Quarter
and Fiscal 2004 Financial Results

•	4th Quarter Revenues Increased 7% to $11.3 Million
•	4th Quarter Net Income Increased 82% to $989,000, or $0.23 Per Share
•	Annual Operating Income Increased 35% to $2.8 Million
•	Backlog Grows to $29.3 Million at April 30, 2004 vs. $22.9 Million at April 30, 2003

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - July 13, 2004-Manatron, Inc. (NASDAQ: MANA) a leading provider of Government Revenue Management™ (GRM) software products and services for local governments, today announced financial results for its fourth quarter and fiscal year, which ended on April 30, 2004.

Net revenues for the three months ended April 30, 2004 increased by 7% to $11.3 million versus $10.5 million for the prior year fourth quarter. Net revenues for the fiscal year ended April 30, 2004 decreased by 5% from $40.4 million last year to $38.5 million for the current year. These comparisons were influenced by the sale of the Company's financial suite of products and related support contracts on May 29, 2003, which resulted in a $590,000 reduction in net revenues for the fourth quarter and a $2.1 million reduction for the year. In addition, hardware sales for the three months and year ended April 30, 2004 were approximately $200,000 and $793,000 lower than the respective prior year periods, as the Company continued to shift its strategic focus away from commodity-priced hardware toward software and services.

For the fourth quarter, software license fees and related service revenues increased by 57% from $3 million to $4.7 million. This was primarily due to the completion of several property tax implementations in Florida, since the Manatron Tax product became available for general release in Florida in March 2004. For the fiscal year, software license fees and related service revenues decreased by 7% from $14.2 million to $13.2 million. This decrease was primarily due to the delays the Company experienced with its product in Florida earlier in the year, extended sales cycles caused in part by budgetary constraints in the government sector, and the fact that these revenues can vary significantly from quarter to quarter due to the timing of the related contracts and implementations.

Operating income for the fourth quarter increased to $1.6 million from $737,000 in the prior year period. For the year, operating income increased to $2.8 million from $2.1 million in fiscal 2003. Net income for the quarter was $989,000, or $0.23 per diluted share versus net income of $544,000, or $0.13 per diluted share, for the fourth quarter of fiscal 2003. For the year, net income was $4.6 million, or $1.06 per diluted share, compared to $1.5 million, or $0.38 per diluted share for fiscal 2003. Approximately $2.4 million or $0.55 per diluted share of this increase was related to the gain on the sale of the Financial Product line.

Manatron President and CEO Paul Sylvester commented, "As noted in our last report, our Florida tax product reached general availability status, which enabled us to begin the implementation of several important contracts during the fourth quarter. The result was a substantial increase in our revenues and profits. Despite significant industry challenges noted below, and a decrease in our appraisal services revenues during the quarter, our fourth quarter revenues were more than 20% higher than each of the first three quarters of fiscal 2004. In addition, the higher margins associated with our software-based sales resulted in a 115% improvement in our operating income for the quarter. This allowed us to finish the year with $2.8 million of operating income, which is a 35% increase over the prior year. We were also able to report record shareholders' equity of $20.3 million and record net income of $4.6 million for the year, recognizing that both of these amounts were positively impacted by the non-recurring gain noted above."

Mr. Sylvester continued, "I am also pleased to report that our annual recurring revenues increased by $1.4 million in fiscal 2004 after factoring in the impact of the sale of the Financial Product line. This validates our software-focused business plan and provides increased optimism and momentum going forward. Our recurring revenue base now stands at more than $17 million annually and represents approximately 45% of our total revenue base."

Mr. Sylvester continued, "While sales cycles remain lengthy and obtaining new customers is always challenging during an election year, we have been able to obtain commitments from new clients, which is a direct result of our improved sales and marketing teams. Total sales or signed contracts in fiscal 2004 were $28.1 million versus $26.4 million signed in fiscal 2003, representing a 6% improvement. Included in these amounts is a $5.7 million or 47% increase in sales of software and related services. This increase was partially offset by a $600,000 decrease in hardware sales and a $3.5 million decrease in appraisal service contracts. More importantly, approximately 45% of the $28.1 million in new contracts was to new name accounts, which has helped us increase our annual recurring revenues and market share."

Mr. Sylvester concluded, "We will continue to focus on improving our financial performance by increasing Manatron's market share through diligent sales and marketing, growing our base of recurring revenues and carefully managing our expenses. Once the election is complete, sales should begin to increase. Moreover, we remain confident that improving economic conditions will soften the budgetary struggles our clients face, thus providing increased opportunities for the vital software upgrades and new implementations they need to efficiently service their constituents."

The Company finished the year with $10.1 million in cash and short term investments, and no bank debt. In addition, the Company's backlog exclusive of recurring revenues increased to $29.3 million versus $22.9 million at April 30, 2003.

Recent Highlights:
•

During the quarter, Manatron announced a marketing alliance with Pictometry International Corp., provider of a patented information system that captures digital aerial oblique and orthogonal images, as well as related software. This alliance further enhances the competitive position of Manatron's appraisal services offerings. Both companies are currently collaborating on joint projects for systems, services, and software integration and have already secured a number of contracts with counties in the State of Ohio.

•

During the quarter, Manatron changed the name of its Sabre Appraisal Division to Manatron Appraisal Services and its GovernMax Division to Manatron eGovernment to streamline operations and establish a stronger, more unified brand identity. This marketing effort is allowing Manatron to develop a more consistent and effective "go-to-market" message, resulting in higher product and service awareness in the local government sector.

•

During the quarter, Manatron appointed Patrick Alesandrini to the position of Executive Director of Real Property Appraisal Training. Mr. Alesandrini is a well known, highly regarded appraisal industry instructor and consultant. He has been serving Manatron in a number of roles, as an independent contractor since March 1, 2004. On July 1, 2004, Mr. Alesandrini was hired by Manatron as its new Vice President of Appraisal Services Product Management. In this new role, Mr. Alesandrini will primarily be responsible for establishing the strategic direction of the Company's appraisal services.

•

On May 31, 2004, Manatron completed the sale of its Judicial Product line and related support contracts to MAXIMUS for approximately $2.3 million, which resulted in cash proceeds of approximately $1.8 million.

Management will discuss the results in a conference call, scheduled for 4 p.m. (Eastern) today. Anyone interested in participating should call 800-473-6123 if calling within the United States or 973-582-2706 if calling internationally. There will be a playback available until July 20, 2004. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 4910188 for the replay. The call will be web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until August 13, 2004 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services for assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina and Ohio. Manatron currently serves approximately 1,200 customers in 24 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

TABLES FOLLOW

MANATRON, INC. AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Unaudited) Three Months Ended April 30,		(Audited) Fiscal Year Ended April 30,
	2004	2003	2004	2003
Net Revenues	$11,309,419	$10,539,847	$38,455,296	$40,387,265
Cost of Revenues	5,271,585	5,815,251	20,705,756	23,017,739

Gross Profit	6,037,834	4,724,596	17,749,540	17,369,526
Selling, General & Admin. Expenses	4,451,964	3,987,206	14,954,741	15,306,413

Operating Income	1,585,870	737,390	2,794,799	2,063,113
Gain on Sale	--	--	3,962,148	--
Other Income, net	69,402	86,204	260,758	227,209

Pretax Income	1,655,272	823,594	7,017,705	2,290,322
Income Tax Expense	666,300	280,000	2,432,000	780,000

Net Income	$988,972	$543,594	$4,585,705	$1,510,322

Basic Earnings Per Share	$0.24	$0.14	$1.15	$0.40

Diluted Earnings Per Share	$0.23	$0.13	$1.06	$0.38

Basic Weighted Average Shares	4,055,639	3,835,184	3,997,180	3,817,391

Diluted Weighted Average Shares	4,380,560	4,182,175	4,315,237	3,990,439

BALANCE SHEET HIGHLIGHTS

	04/30/04	04/30/03
	(audited)	(audited)

Cash and Short-term Investments	$10,125,370	$10,349,165
Other Current Assets	12,379,559	10,996,015
Total Current Assets	22,504,929	21,345,180
Net Property & Equipment	2,937,837	3,060,408
Other Assets	7,439,873	6,924,979
Total Assets	$32,882,639	$31,330,567

Current Liabilities	$12,243,686	$16,129,985
Deferred Income Taxes	343,000	150,000
Shareholders' Equity	20,295,953	15,050,582
Total Liabilities and Equity	$32,882,639	$31,330,567

Outstanding Shares	4,274,310	3,997,354